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JETBLUE ANNOUNCES 10.3% OPERATING MARGIN FOR THIRD QUARTER 2007

New York, (October 23, 2007) – JetBlue Airways Corporation (Nasdaq: JBLU) today reported its results for the third quarter 2007:

•	Operating revenues for the quarter totaled $765 million, representing growth of 21.9% over operating revenues of $628 million in the third quarter of 2006.

•	Operating income for the quarter was $79 million, resulting in a 10.3% operating margin, compared to operating income of $41 million and a 6.6% operating margin in the third quarter of 2006.

•	Pre-tax income for the quarter was $46 million, resulting in a 6.0% pre-tax margin, compared with pre-tax income of $1 million and a 0.2% pre-tax margin in the year-ago period.

•	Net income for the quarter was $23 million, representing earnings of $0.12 per diluted share, compared with third quarter 2006 net loss of $0.5 million, or $0.00 per diluted share.

‘‘We are very pleased with our strong performance this quarter,’’ said Dave Barger, JetBlue’s CEO. ‘‘Thanks to the dedication of our crewmembers, we continued to drive revenue growth, productivity improvements and cost discipline. Our crewmembers are the reason Conde Nast Traveler readers recently named JetBlue best domestic airline for the sixth straight year.’’

During the third quarter, JetBlue achieved a completion factor of 98.9% of scheduled flights, compared to 99.6% in 2006. On-time performance, defined by the U.S. Department of Transportation as arrivals within 14 minutes of schedule, was 73.7% in the third quarter compared to 74.6% in the same period in 2006. JetBlue attained a load factor in the third quarter of 2007 of 82.0%, an increase of 1.6 points on a capacity increase of 10.9% over the third quarter of 2006.

‘‘JetBlue’s crewmembers continue to deliver exceptional customer service, despite the operational challenges we continue to face in the Northeast,’’ said Russ Chew, JetBlue’s President and COO. ‘‘We are very proud of the efforts our crewmembers made this quarter.’’

JetBlue to Discontinue Operations in Columbus and Nashville

JetBlue announced today it will discontinue operations in Columbus, OH and Nashville, TN, effective January 6, 2008.

‘‘We are taking the difficult but necessary step to discontinue operations in these two markets,’’ Mr. Barger said. ‘‘After more than 12 months of service and a detailed review of traffic and revenue trends in these two cities, we have decided to redeploy our assets.’’

Financial Performance

For the third quarter, revenue passenger miles increased 13.0% from the third quarter of 2006 to 6.8 billion. Yield per passenger mile in the third quarter was 10.40 cents, up 7.0% compared to the third quarter of 2006. Passenger revenue per available seat mile (PRASM) increased 9.1% year-over-year to 8.52 cents. Available seat miles grew 10.9% year-over-year to 8.4 billion. Operating expenses for the third quarter were $686 million, up 17.0% from the third quarter of 2006. Operating expense per ASM (CASM) for the third quarter 2007 increased 5.5% year-over-year to 8.22 cents. During the quarter, realized fuel price was $2.13 per gallon, a 0.6% increase over third quarter 2006 realized fuel price of $2.12 per gallon. Excluding fuel, CASM increased 5.3% year-over-year. Average stage length during the third quarter was 1,161 miles, down 1.7% from a year ago. JetBlue ended the quarter with $844 million in cash and investment securities.

Fourth Quarter and Full Year Outlook

Looking ahead, for the fourth quarter of 2007, JetBlue expects to report an operating margin between three and five percent based on an assumed aircraft fuel cost per gallon of $2.23, net of hedges. Pre-tax margin for the quarter is expected to be between negative one and one percent. CASM is expected to increase between 11 and 13 percent over the year-ago period. Excluding fuel, CASM in the fourth quarter is expected to increase between six and eight percent year over year. Capacity is expected to increase between 10 and 12 percent in the fourth quarter and stage length is expected to increase roughly four percent over the same period last year.

For the full year 2007, JetBlue expects to report an operating margin between five and seven percent based on an assumed aircraft fuel cost per gallon of $2.07, net of hedges. Pre-tax margin for the full year is expected to be between one and three percent. CASM for the full year is expected to increase between six and eight percent over full year 2006. Excluding fuel, CASM in 2007 is expected to increase between five and seven percent year over year. Capacity for the full year 2007 is expected to increase between 11 and 13 percent over 2006 and stage length is expected to decrease roughly five percent over full year 2006.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 23, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers the most legroom throughout coach (based on average fleet-wide seat pitch for U.S. airlines). JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 53 cities with up to 525 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

DIRECTV(r) service is not available on flights outside the continental United States; however, where applicable, FOX InFlight(tm) is offered complimentary on these routes. FOX InFlight(tm) is a trademark of Twentieth Century Fox Film Corporation. JetBlue’s in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Percent Change		Nine Months Ended September 30,		Percent Change
	2007	2006			2007	2006
OPERATING REVENUES
Passenger	$712	$589	20.9		$1,959	$1,631	20.1
Other	53	39	36.1		144	99	46.2
Total operating revenues	765	628	21.9		2,103	1,730	21.6

OPERATING EXPENSES
Salaries, wages and benefits	159	140	14.2		481	406	18.6
Aircraft fuel	249	212	17.4		665	564	17.8
Landing fees and other rents	44	42	7.0		136	117	16.9
Depreciation and amortization	44	39	14.4		129	110	17.4
Aircraft rent	32	27	15.1		92	74	23.8
Sales and marketing	32	27	19.3		92	77	19.1
Maintenance materials and repairs	25	23	8.2		78	67	16.6
Other operating expenses	101	77	29.9		291	252	15.4
Total operating expenses	686	587	17.0		1,964	1,667	17.8

OPERATING INCOME	79	41	91.4		139	63	121.3

Operating margin	10.3%	6.6%	3.7	pts.	6.6%	3.6%	3.0	pts.

OTHER INCOME (EXPENSE)
Interest expense	(58)	(45)	29.2		(166)	(124)	33.4
Capitalized interest	11	7	58.9		30	19	54.7
Interest income and other	14	(2)	(737.8)		41	21	95.3
Total other income (expense)	(33)	(40)	(17.4)		(95)	(84)	12.9

INCOME (LOSS) BEFORE INCOME TAXES	46	1			44	(21)

Pre-tax margin	6.0%	0.2%	5.8	pts.	2.1%	(1.2)%	3.3	pts.

Income tax expense (benefit)	23	1			22	(3)

NET INCOME (LOSS)	$23	$—			$22	$(18)

EARNINGS (LOSS) PER COMMON SHARE:

Basic	$0.13	$(0.00)			$0.12	$(0.11)
Diluted	$0.12	$(0.00)			$0.12	$(0.11)

Weighted average shares outstanding (thousands):
Basic	180,154	175,569			179,298	174,538
Diluted	198,776	175,569			184,103	174,538

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS
	Three Months Ended September 30,		Percent Change		Nine Months Ended September 30,		Percent Change
	2007	2006			2007	2006

Revenue passengers (thousands)	5,528	4,773	15.8		16,206	13,633	18.9
Revenue passenger miles (millions)	6,848	6,062	13.0		19,526	17,522	11.4
Available seat miles (ASMs) (millions)	8,355	7,537	10.9		23,791	21,316	11.6
Load factor	82.0%	80.4%	1.6	pts.	82.1%	82.2%	(0.1	) pts.
Breakeven load factor (a)	78.0%	79.7%	(1.7	) pts.	81.5%	83.3%	(1.8	) pts.
Aircraft utilization (hours per day)	13.0	12.7	1.7		12.9	12.9	0.7
Average fare	$128.83	$123.41	4.4		$120.87	$119.63	1.0
Yield per passenger mile (cents)	10.40	9.72	7.0		10.03	9.31	7.8
Passenger revenue per ASM (cents)	8.52	7.82	9.1		8.23	7.65	7.6
Operating revenue per ASM (cents)	9.16	8.33	9.9		8.84	8.11	8.9
Operating expense per ASM (cents)	8.22	7.79	5.5		8.26	7.82	5.6
Operating expense per ASM, excluding fuel (cents)	5.24	4.98	5.3		5.46	5.17	5.6
Airline operating expense per ASM (cents) (a)	8.11	7.74	4.7		8.17	7.76	5.4
Departures	50,233	42,311	18.7		146,320	114,416	27.9
Average stage length (miles)	1,161	1,181	(1.7)		1,128	1,224	(7.9)
Average number of operating aircraft during period	130.7	112.0	16.7		126.3	103.4	22.2
Average fuel cost per gallon	$2.13	$2.12	0.6		$2.01	$2.02	(0.5)
Fuel gallons consumed (millions)	117	100	16.8		331	279	18.4
Percent of sales through jetblue.com during period	74.5%	78.7%	(4.2	) pts.	75.0%	80.1%	(5.1	) pts.
Full-time equivalent employees at period end (a)					9,301	9,223	0.8

(a) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
    (in millions)

	September 30, 2007	December 31, 2006
Cash, cash equivalents and investment securities	$844	$699
Total assets	5,461	4,843
Total debt	3,017	2,840
Stockholders’ equity	1,024	952

SOURCE: JetBlue Airways Corporation